EXHIBIT (D)(1)


                                                                 CONFORMED COPY


                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 July 19, 2000

                                     among

                               BERTELSMANN, INC.

                                  CDnow, Inc.

                                      and

                             BINC ACQUISITION CORP.


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                               TABLE OF CONTENTS

                             ----------------------

                                                                           PAGE
                                                                           ----
                                   ARTICLE 1
                                   THE OFFER

SECTION 1.01.  The Offer.....................................................1
SECTION 1.02.  Company Action................................................2
SECTION 1.03.  Directors.....................................................3

                                   ARTICLE 2
                                   THE MERGER

SECTION 2.01.  The Merger....................................................4
SECTION 2.02.  Conversion of Shares..........................................5
SECTION 2.03.  Surrender and Payment.........................................5
SECTION 2.04.  Stock Options.................................................7
SECTION 2.05.  Lost Certificates.............................................7
SECTION 2.06.  Dissenters' Rights............................................7

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

SECTION 3.01.  Articles of incorporation.....................................8
SECTION 3.02.  Bylaws........................................................8
SECTION 3.03.  Directors and Officers........................................8

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power.................................8
SECTION 4.02.  Corporate Authorization.......................................9
SECTION 4.03.  Governmental Authorization....................................9
SECTION 4.04.  Non-Contravention.............................................9
SECTION 4.05.  Capitalization...............................................10
SECTION 4.06.  Subsidiaries.................................................11
SECTION 4.07.  SEC Filings..................................................11
SECTION 4.08.  Financial Statements.........................................11
SECTION 4.09.  Disclosure Documents.........................................12
SECTION 4.10.  Absence of Certain Changes...................................13
SECTION 4.11.  No Undisclosed Material Liabilities..........................14
SECTION 4.12.  Litigation...................................................14


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                                                                           PAGE
                                                                           ----
SECTION 4.13.  Taxes........................................................15
SECTION 4.14.  Employee Benefit Plans; ERISA; Labor.........................16
SECTION 4.15.  Compliance with Laws; No Defaults............................19
SECTION 4.16.  Finders' Fees................................................19
SECTION 4.17.  Environmental Matters........................................19
SECTION 4.18.  Antitakeover Statutes........................................20
SECTION 4.19.  Intellectual Property........................................20
SECTION 4.20.  Properties...................................................20
SECTION 4.21.  Affiliates...................................................21
SECTION 4.22.  Material Contracts...........................................21

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01.  Corporate Existence and Power................................23
SECTION 5.02.  Corporate Authorization......................................23
SECTION 5.03.  Governmental Authorization...................................23
SECTION 5.04.  Non-Contravention............................................23
SECTION 5.05.  Disclosure Documents.........................................24
SECTION 5.06.  Litigation...................................................24

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company.......................................24
SECTION 6.02.  Shareholder Meetings; Proxy Materials........................27
SECTION 6.03.  Other Offers, etc............................................28
SECTION 6.04.  Tax Matters..................................................29

                                   ARTICLE 7
                              COVENANTS OF PARENT

SECTION 7.01.  Obligations of Merger Subsidiary.............................30
SECTION 7.02.  Voting of Shares of Company Stock............................30
SECTION 7.03.  Director and Officer Liability...............................30

                                   ARTICLE 8
                      COVENANTS OF PARENT AND THE COMPANY

SECTION 8.01.  Notices of Certain Events....................................31
SECTION 8.02.  Reasonable Best Efforts......................................32
SECTION 8.03.  Access to Information Concerning Properties and Records......32


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SECTION 8.04.  Cooperation..................................................33
SECTION 8.05.  Public Announcements.........................................33
SECTION 8.06.  Further Assurances...........................................33

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to the Obligations of Each Party..................34

                                   ARTICLE 10
                                  TERMINATION

SECTION 10.01.  Termination.................................................34
SECTION 10.02.  Effect of Termination.......................................35

                                   ARTICLE 11
                                 MISCELLANEOUS

SECTION 11.01.  Notices.....................................................36
SECTION 11.02.  Entire Agreement; Third Party Beneficiaries; Non-
                Survival of Representations and Warranties..................37
SECTION 11.03.  Amendments; No Waivers......................................37
SECTION 11.04.  Expenses....................................................38
SECTION 11.05.  Successors and Assigns......................................38
SECTION 11.06.  Governing Law...............................................38
SECTION 11.07.  Jurisdiction................................................38
SECTION 11.08.  WAIVER OF JURY TRIAL........................................39
SECTION 11.09.  Counterparts; Effectiveness.................................39
SECTION 11.10.  Captions....................................................39
SECTION 11.11.  Specific Performance........................................39
SECTION 11.12.  Joint and Several Liability.................................39
SECTION 11.13.  Definitions and Usage.......................................40

Annex I


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                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER dated as of July 19, 2000 among Bertelsmann, Inc., a Delaware corporation ("Parent"), CDnow, Inc., a Pennsylvania corporation (the "Company"), and BINC Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

                              The parties agree:

                                   ARTICLE 1
                                   THE OFFER

     SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 10.01 and nothing shall have occurred or be existing (and shall not have been waived by Parent or Merger Subsidiary) that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, as promptly as practicable, but in any event within 7 business days after the date hereof, Merger Subsidiary shall commence an offer (the "Offer") to purchase all outstanding shares of common stock, no par value, of the Company ("Company Stock") at a price of $3.00 per share, net to the seller in cash (the "Offer Price"). The Offer shall be subject to the condition that there shall be validly tendered pursuant to the Offer and not properly withdrawn a number of shares of Company Stock that, together with the shares of Company Stock then beneficially owned by Parent (excluding shares issuable upon exercise of the Convertible Loan Agreement), represents at least a majority of the shares of Company Stock outstanding on a diluted basis taking into consideration options and warrants to acquire Company Stock at an exercise or conversion price of $10.00 per share or less but excluding shares issuable upon exercise of the Convertible Loan Agreement (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer, provided that without the prior written consent of the Company, no change may be made that waives the Minimum Condition, changes the form of consideration to be paid, decreases the price per share of Company Stock or the number of shares of Company Stock sought in the Offer or imposes conditions to the Offer in addition to those set forth in Annex I. Subject to the foregoing and to the terms and conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all shares of Company Stock validly tendered and not properly withdrawn pursuant to the Offer.

     (b) As soon as practicable on the date of commencement of the Offer, Merger Subsidiary shall file with the Securities and Exchange Commission ("SEC") a Statement on Schedule TO with respect to the Offer (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent, Merger Subsidiary and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Merger Subsidiary agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Stock.

     SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents and warrants that its Board of Directors, at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company's shareholders,
(ii) adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended ("Pennsylvania Law") and (iii) resolved (subject to Section 6.03(b)) to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders. The Company further represents that Allen & Co. (the "Company Financial Advisor") has delivered to the Company's Board of Directors its opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of shares of Company Stock from a financial point of view. The Company has been advised by each of its directors and by each executive officer who as of the date hereof is actually aware (to the knowledge of the Company) of the transactions contemplated by this Agreement that each such person intends to tender pursuant to the Offer all shares of Company Stock owned by such person. The Company will promptly furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Stock and lists of securities positions of shares of Company Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or its


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agents may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Subsidiary and each of their affiliates, agents and advisors shall hold in confidence the information contained in any such lists, labels, listings or files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated and if the Company so requests, shall deliver, and shall use their reasonable efforts to cause their affiliates, agents and advisors to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

     (b) As soon as practicable after the time that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Stock, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Parent each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC or dissemination to holders of shares of Company Stock.

     SECTION 1.03. Directors. (a) Effective upon the acceptance for payment pursuant to the Offer of a number of shares of Company Stock that satisfies the Minimum Condition, Parent shall be entitled to designate the number of directors, rounded up to the nearest whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of shares of Company Stock beneficially owned by Parent bears to the total number of shares of Company Stock outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the nearest whole number, on (i) each committee of the Board of Directors of the Company and (ii) each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of


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Directors of the Company. Notwithstanding the foregoing, the Parent and the
Company shall use their reasonable efforts to ensure that at least two members of the Company's Board of Directors as of the date hereof who are not employees of the Company (the "Continuing Directors") shall remain members of the Company's Board of Directors until the Effective Time.

     (b) The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Parent's designees pursuant to Section 1.03(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

                                   ARTICLE 2
                                   THE MERGER

     SECTION 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Pennsylvania Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth herein, the Company and Merger Subsidiary will file articles of merger with the Secretary of State of


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the Commonwealth of Pennsylvania and make all other filings or recordings required by Pennsylvania Law in connection with the Merger. The Merger shall become effective at such time as the articles of merger are duly filed with the Secretary of State of the Commonwealth of Pennsylvania or at such later time as is agreed by Parent and the Company and specified in the articles of merger (the "Effective Time").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Pennsylvania Law.

     SECTION 2.02. Conversion of Shares. At the Effective Time:

     (a) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (b) each share of Company Stock held by the Company as treasury stock or owned by Parent or any of its subsidiaries immediately prior to the Effective Time shall be canceled, and no payments shall be made with respect thereto; and

     (c) except as otherwise provided in Section 2.02(b) or Section 2.06, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price (or any higher consideration paid in the Offer), without interest (the "Merger
Consideration").

     SECTION 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Depositary") for the purpose of exchanging certificates representing shares of Company Stock (the "Certificates") for the Merger Consideration. Parent will make available to the Depositary, in such amounts as may be needed from time to time, the Merger Consideration to be paid pursuant to Section 2.02 in exchange for outstanding shares of Company Stock. Promptly after the Effective Time, Parent will send, or will cause the Depositary to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Depositary).


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     (b) Each holder of shares of Company Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Depositary of a Certificate, together with a properly completed letter of transmittal if applicable, will be entitled to receive the Merger Consideration payable for each share of Company Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, without interest thereon.

     (c) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Depositary any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Depositary that such tax has been paid or is not applicable.

     (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Depositary pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Stock. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) Parent and Merger Subsidiary shall be entitled to deduct and withhold, or cause its agents to deduct and withhold, from the Offer Price or Merger Consideration payable to a holder of shares of Company Stock pursuant to the Offer or Merger any withholding taxes as are required under the Internal Revenue Code of 1986 (the "Code") or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or Merger Subsidiary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in


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respect of which such deduction and withholding was made by Parent or Merger
Subsidiary.

     SECTION 2.04. Stock Options. (a) At or immediately prior to the Effective Time, each option to purchase shares of Company Stock held by any current or former employee or director pursuant to any compensation plan or arrangement of the Company, whether or not vested or exercisable (collectively, the "Stock Options"), shall be converted into the right to receive upon exercise (and payment of the exercise price) $3.00 for each share of Company Stock for which such Stock Option is exercisable, and the Company shall pay each holder of any such option with a per share exercise price of less than $3.00, at or promptly after the Effective Time, an amount equal to (i) the product of the excess, if any, of $3.00 over the applicable per share exercise price of such option and the number of shares of Company Stock such holder could have purchased (assuming full vesting of such options) had such holder exercised such option in full immediately prior to the Effective Time minus (ii) the amount of any applicable withholding tax.

     (b) Prior to the Effective Time, to the extent required to effect the transactions contemplated hereby, the Company shall take any actions necessary with respect to its stock option or compensation plans or arrangements.

     SECTION 2.05. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Depositary will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

     SECTION 2.06. Dissenters' Rights. To the extent holders of shares of Company Stock exercise dissenters' rights pursuant to applicable provisions of Pennsylvania Law, the shares of such holder shall not be converted into the right to receive the Merger Consideration, but the Merger Consideration shall be held by Parent subject to the provisions of Pennsylvania Law. If any such holder fails to protect or withdraws or loses its dissenters' rights, such Company Stock shall then be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.


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                                   ARTICLE 3
                           THE SURVIVING CORPORATION

     SECTION 3.01. Articles of incorporation. The articles of incorporation of Merger Subsidiary in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, at the Effective Time, Article I of such articles of incorporation shall be amended to read as follows: "The name of the corporation is CDnow, Inc".

     SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Pennsylvania Law and the articles of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent that except as otherwise disclosed in writing to Parent prior to the date hereof.

     SECTION 4.01. Corporate Existence and Power. Each of the Company and its subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now conducted, except for such matters as would not reasonably be expected to have a material adverse effect on the Company. Each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for such matters as would not reasonably be expected to have a material adverse effect on the Company. The Company has heretofore delivered or made available to Parent true and complete copies of the Company's articles of incorporation and bylaws as currently in effect.


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     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except as set forth in the next succeeding sentence of this Section 4.02, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the outstanding shares of Company Stock is the only vote of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. Subject to the receipt of the approval described in the immediately preceding sentence in connection with the consummation of the Merger, this Agreement constitutes a valid and binding agreement of the Company.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of articles of merger with respect to the Merger with the Secretary of the Commonwealth of Pennsylvania; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (iii) compliance with any applicable requirements of the Securities Act of 1933 (the "1933 Act"); (iv) compliance with any applicable requirements of the Securities Exchange Act of 1934 (the "1934 Act"); (v) compliance with any other applicable securities or takeover laws, whether state or foreign; (vi) any actions or filings which, if not taken or made, would not reasonably be expected to have a material adverse effect on the Company or the transactions contemplated hereby; and (vii) any filings or notices not required to be made or given until after the Effective Time.

     SECTION 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not (a) assuming receipt of the approval of shareholders referred to in Section 4.02, contravene or conflict with the articles of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries or to a loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries, except in the case of clause (b), (c) or (d), for such matters as that would not


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reasonably be expected to have a material adverse effect on the Company or the transaction contemplated hereby. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such asset.

     SECTION 4.05. Capitalization. The authorized capital stock of the Company consists of (x) 200,000,000 shares of common stock, no par value, and (y) 50,000,000 shares of preferred stock, no par value. As of the close of business on July 14, 2000, there were outstanding (i) 32,961,610 shares of Company Stock, (ii) stock options to purchase an aggregate of 3,545,803 shares of Company Stock at a weighted average exercise price of $6.06 per share under Company's employee and director stock option or compensation plans or arrangements (including the CDnow, Inc. 2000 Equity Compensation Plan, CDnow, Inc. 1999 Equity Compensation Plan, CDnow, Inc. 1996 Equity Compensation Plan, N2K Inc. 1997 Directors' Stock Option Plan, N2K Inc. Amended and Restated 1996 Stock Option Plan, N2K Inc. 1996 Employee Stock Purchase Plan (discontinued), 1987 Telebase Systems, Inc. Employee Incentive Stock Option Plan) (collectively, the "Option Plans"), (iii) warrants listed on Schedule 4.05 (collectively, the "Warrants") to purchase an aggregate of 949,773 shares of Company Stock at a weighted average exercise price of $15.72 per share and (iv) $30,000,000 principal amount of notes (the "Convertible Notes") convertible (together with accrued interest thereon) into an aggregate of approximately 3,080,000 shares of Company Stock at a conversion price of $10.00 per share, which Convertible Notes shall be repaid prior to consummation of the Offer from proceeds of borrowings under the Convertible Loan Agreement. All the outstanding shares of the Company's capital stock are, and all shares which may be issued in connection with the Option Plans, the exercise of the Warrants and the conversion of the Convertible Notes, will be, if and when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 4.05 and for changes since July 14, 2000 resulting from the exercise or conversion of employee, consultant or director stock options, Warrants or Convertible Notes outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (z) options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except with respect to the Convertible Notes, neither the Company nor any of its subsidiaries has any contractual obligation to repurchase, redeem or otherwise acquire any of the securities referred to above. Except as contemplated in connection with the execution of this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of the Company. After the Effective Time, the Company's stock options, the Warrants and, if not repaid, the Convertible Notes will no longer be exercisable or convertible into capital stock of the Company but will be exercisable or convertible into cash in an amount equal to the product of
(i) the number of shares of Company Stock that would have been issuable upon exercise or conversion thereof immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the applicable exercise or conversion price.

     SECTION 4.06. Subsidiaries. All of the outstanding shares of capital stock of, or other ownership interests in, each subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any subsidiary of the Company.

     SECTION 4.07. SEC Filings. (a) The Company or its predecessor has filed all required reports, schedules, forms, statements and other documents with the SEC since February 9, 1998 (the "Company Filings") it being understood that "Company Filings" shall not include any documents filed with the SEC by N2K Inc. prior to February 17, 1999.

     (b) Each Company Filing filed pursuant to the 1934 Act did not, as of its filing date, and each Company Filing filed pursuant to the 1933 Act did not, as of its effective date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a subsequent Company Filing made prior to the date hereof.

     SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1999 and its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2000 (the "Company 10-Q") have been prepared in accordance with United States generally accepted accounting principles

("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of March 31, 2000 set forth in the Company 10-Q and "Company Balance Sheet Date" means March 31, 2000.

     SECTION 4.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's shareholders in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9 and the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

     (b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in Section 4.09(b) will not apply to statements or omissions included in the Company Disclosure Documents furnished or based upon information furnished to the Company in writing by Parent specifically for use therein.

     (c) The information with respect to the Company or any of its subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.10. Absence of Certain Changes. Except as disclosed in the Company Filings filed prior to the date of this Agreement and except as permitted by Section 6.01, since the Company Balance Sheet Date, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence or development which has had or would reasonably be expected to have a material adverse effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any of its subsidiaries;

     (c) any amendment of any term of any outstanding security of the Company or any of its subsidiaries that would materially increase the obligations of the Company or such subsidiary under such security;

     (d) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money;

     (e) any creation or assumption by the Company or any of its subsidiaries of any Lien on any asset of the Company or any subsidiary;

     (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any of its subsidiaries other than
(i) in connection with any acquisition or capital expenditure permitted by
Section 6.01, (ii) loans, advances or capital contributions to or investments in wholly-owned subsidiaries of the Company, (iii) loans or advances to the Company by any of its subsidiaries or (iv) loans or advances to employees of the Company or any of its subsidiaries made in the ordinary course of business consistent with past practices;

     (g) (i) any contract or agreement entered into by the Company or any of its subsidiaries relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any of its subsidiaries of any contract, license or other right that would have a material adverse effect on the Company;

     (h) any material change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a change in GAAP;

     (i) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Company, or (iii) change in benefits payable to any director, officer or employee of the Company pursuant to any severance or retirement plans or policies thereof; or

     (j) any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for income Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit for assessment settled, or any right to claim an income Tax refund, offset or other reduction in Tax liability surrendered; or

     (k) any agreement or commitment to take any action referred to in Section 4.10(a) through 4.10(j).

     SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

     (a) liabilities provided for in the Company Balance Sheet or disclosed in the notes thereto or in the Company Filings filed prior to the date hereof;

     (b) liabilities incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; or

     (c) other undisclosed liabilities which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

     SECTION 4.12. Litigation. Except as disclosed in the Company Filings filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which (a) would reasonably be expected to have a material adverse effect on the Company or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent disclosed in the Company Filings filed prior to the date hereof, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which does or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

     SECTION 4.13. Taxes. (a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its subsidiaries have been filed when due in accordance with all applicable laws after giving effect to any extensions, and all such material Tax Returns are true and complete in all material respects.

     (b) The Company and each of its subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its subsidiaries ordinarily record items on their respective books.

     (c) The income and franchise Tax Returns of the Company and its subsidiaries through the Tax year ended December 31, 1995 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

     (d) There is no material claim, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company or any of its subsidiaries in respect of any Tax or Tax asset.

     (e) During the five-year period ending on the date hereof, neither the Company nor any of its subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) Neither the Company nor any of its subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

     (g) Schedule 4.13(g) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its subsidiaries currently files Tax Returns.

     (h) For purposes hereof,

     "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other person, and (iii) liability of the Company or any of its subsidiaries for the payment of any amount as a result of being party to any Tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

     "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     SECTION 4.14. Employee Benefit Plans; ERISA; Labor. (a) The Company has provided Parent with a list identifying each material "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post- employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (i) which is maintained, administered or contributed to by the Company, any of its subsidiaries or any trade or business, whether or not incorporated, which is or has been under common control, or which is or has ever been treated as a single employer, with the Company under Section 414 of the Code (an "ERISA Affiliate"), or would be deemed a

"controlled group" within the meaning of Section 4001(a)(14) of ERISA and (ii) which covers any employee or former employee of the Company or any of its subsidiaries, or with respect to which Company or any of its subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Benefit Plans".

     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Benefit Plan subject to Title IV of ERISA.

     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

     (d) Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Benefit Plan. Each Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Benefit Plan. No events have occurred with respect to any Benefit Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E
or 5000 of the Code.

     (e) Except as disclosed in Schedule 4.14(e), the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Benefit Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment in connection with the transactions contemplated hereby that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

     (f) Neither the Company nor any of its subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

     (h) All material contributions and payments accrued under each Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof or otherwise properly provided for in the consolidated financial statements or financial records of the Company.

     (i) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Benefit Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

     (j) Neither the Company nor any of its subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and, to the Company's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Except as would not have a material adverse effect on the Company, there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company within six months of the date of this Agreement. "WARN" means the Worker Adjustment and Retraining Notification Act and any similar state or local "plant closing" law.

     SECTION 4.15. Compliance with Laws; No Defaults. Except as disclosed in the Company Filings filed prior to the date hereof, (i) neither the Company nor any of its subsidiaries is in violation of any applicable law, rule, regulation, judgment, injunction, order or decree; and (ii) there is no default under any contract or agreement to which the Company or any of its subsidiaries is a party, either by the Company or any of its subsidiaries or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries or, to the Company's knowledge, any other party, except, in the case of (i) and (ii) above, for such matters as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

     SECTION 4.16. Finders' Fees. Except for Allen & Co. and Deutsche Bank Alex.Brown, no investment banker, broker, finder or other intermediary is entitled to any fee or commission from the Company or any of its subsidiaries upon consummation of the transactions contemplated by this Agreement. The Company has heretofore delivered or made available to Parent true and complete copies of the engagement letters with Allen & Co. and Deutsche Bank Alex.Brown.

     SECTION 4.17. Environmental Matters. Except as disclosed in the Company Filings filed prior to the date hereof and for such matters as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company:

          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

          (ii) the Company is and has been in compliance with all Environmental Laws and all permits required under Environmental Law except for such matters as would not reasonably be expected to have a material adverse effect on the Company; and

          (iii) there are no liabilities of or relating to the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

     "Environmental Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule or regulation, relating to the environment, natural resources, or the effect of the environment on public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss.1801 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., the Clean Water Act, 33 U.S.C.ss.1251 et seq., the Clean Air Act, 33 U.S.C.ss.2601 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.ss.136 et seq., the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq., as such laws have been amended or supplemented on or prior to the Effective Time, and the regulations promulgated pursuant thereto on or prior to the Effective Time.

     SECTION 4.18. Antitakeover Statutes. The Board of Directors of the Company has approved this Agreement, the Convertible Loan Agreement (as defined below) and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to this Agreement, the CDnow Shareholder Agreement, dated as of the date hereof, between Parent, Jason Olim and Matthew Olim (the "CDnow Shareholder Agreement"), the Convertible Loan Agreement and the transactions contemplated hereby and thereby the provisions of Section 2538(a) and subchapter F of Chapter 25 of the Pennsylvania Law or any other antitakeover or similar statute or regulation to which the Company is subject or any antitakeover provision in the Company's articles of incorporation and bylaws. The provisions of subchapters E, G, H, I and J of Chapter 25 of the Pennsylvania Law are not applicable to the Company.

     SECTION 4.19. Intellectual Property. The Company and its subsidiaries own or have the legal rights to use all material patents, trademarks, tradenames, copyrights, trade secrets or other intellectual property right used in connection with the conduct of its business as currently conducted (the "Intellectual Property Rights"), and the Company and its subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights. Except for such matters as would not reasonably be expected to have a material adverse effect on the Company, the Intellectual Property Rights are valid and enforceable, no person is infringing the Intellectual Property Rights, and the use of the Intellectual Property Rights by the Company and its subsidiaries does not infringe the rights of any other person.

     SECTION 4.20. Properties. The Company and its subsidiaries have good title to, or in the case of leased property have valid leasehold interests in, all material property reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property is subject to any Lien, except:

     (a) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto;

     (b) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

     (c) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; or

     (d) Liens securing the obligations of the Company under the Convertible Loan Agreement dated as of the date hereof between the Company and Parent (as amended from time to time, the "Convertible Loan Agreement"); or

     (e) Liens incurred in the ordinary course of business since the Company Balance Sheet Date.

     SECTION 4.21. Affiliates. To the Company's knowledge, no affiliate of the
Company: (a) has a material financial interest in a competitor, supplier or customer of the Company or any of its affiliates, (b) owns any material property necessary for the operations of the Company or any of its affiliates,
(c) has any material claim against the Company or any of its affiliates outside the normal course of business.

     SECTION 4.22. Material Contracts. (a) Except as disclosed in the Company Filings filed prior to the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any of the following agreements:

          (i) any agreement committing the Company or any of its subsidiaries to purchase or sell materials, supplies, goods, services, equipment or other assets providing for annual payments by or to the Company or any of its subsidiaries, respectively, of $150,000 or more or aggregate payments by or to the Company or any of its subsidiaries, respectively, of $500,000 or more;

          (ii) any partnership, joint venture or other similar agreement or arrangement;

          (iii) any agreement relating to the prospective acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

          (iv) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except the Convertible Loan Agreement and any such agreement with an aggregate outstanding principal amount not exceeding $150,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

          (v) any material license, franchise or similar agreement;

          (vi) any agreement that materially limits the freedom of the Company or any of its subsidiaries to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or which would so limit the freedom of Parent or any of its affiliates after the consummation of the Offer or the Merger;

          (vii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its subsidiaries.

     (b) Each agreement required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or one of its subsidiaries and is in full force and effect, and none of the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, except for such matters as would not reasonably be expected to have a material adverse effect on the Company. True and complete copies of each such agreement, including all amendments and modifications thereto, have been delivered to Parent.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company that except as otherwise disclosed in writing to the Company prior to the date hereof:

     SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now conducted, except for such matters as could not reasonably be expected to have a material adverse effect on Parent or the transactions contemplated hereby. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore delivered or made available to the Company true and complete copies of Parent's certificate of incorporation and by laws as currently in effect.

     SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

     SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of articles of merger with respect to the Merger with the Secretary of the Commonwealth of Pennsylvania; (ii) compliance with any applicable requirements of the HSR Act;
(iii) compliance with any applicable requirements of the 1933 Act; (iv) compliance with any applicable requirements of the 1934 Act; (v) compliance with any other applicable securities laws; (vi) any actions or filings which, if not taken or made, would not have a material adverse effect on Parent or the transactions contemplated hereby; and (vii) any filings or notices not required to be made or given until after the Effective Time.

     SECTION 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement do not, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby will not (i) contravene or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Subsidiary or to a loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or any license, franchise, permit or other similar authorization held by Parent or Merger Subsidiary, or (iv) result in creation or imposition of any Lien on any asset of Parent or any of its subsidiaries, except in the case of clause (ii), (iii) or (iv) for such matters as could not reasonably be expected to have a material adverse effect on Parent or the transaction contemplated hereby.

     SECTION 5.05. Disclosure Documents. (a) None of the information provided by Parent or Merger Subsidiary for inclusion in the Offer Documents or any amendment or supplement thereto, at the time the Offer Documents or any amendment or supplement thereto is first mailed to shareholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 5.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, as of the date hereof, questions the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby or could otherwise materially prevent or delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

     SECTION 6.01. Conduct of the Company. The Company covenants and agrees that, from the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement (or except as disclosed in writing to Parent prior to the date hereof), the Company and its subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except as otherwise contemplated hereby, from the date hereof until the Effective Time:

     (a) the Company will not adopt or propose any change in its articles of incorporation or any material change in its bylaws;

     (b) the Company will not, and will not permit any of its subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its subsidiaries (other than a liquidation or dissolution of any such subsidiary, a merger or consolidation between wholly-owned subsidiaries of the Company or of any such wholly-owned subsidiary into the Company);

     (c) the Company will not, and will not permit any of its subsidiaries to, make any equity investment in or acquisition of any business of any person or any material amount of assets, except (i) for any capital expenditure permitted by Section 6.01(h), and (ii) for equity investment in any wholly-owned subsidiary of the Company;

     (d) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any assets in an amount that would be material to the Company and its subsidiaries, taken as a whole, except pursuant to existing contracts or commitments;

     (e) the Company will not, and will not permit any of its subsidiaries to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends or other distributions paid by any of its subsidiaries to the Company or any other wholly-owned subsidiary of the Company;

     (f) the Company will not, and will not permit any of its subsidiaries to,
(x) issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its subsidiaries, other than (i) issuances pursuant to the exercise of options under the Option Plans and Warrants described in
Section 4.05 outstanding on the date hereof, or (ii) issuances by any of its subsidiaries to the Company or any wholly-owned subsidiary of the Company and(y) reduce the exercise or conversion price, extend the term or otherwise modify the terms of any equity securities of the Company or any such subsidiary;

     (g) the Company will not, and will not permit any of its subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock;

     (h) the Company will not, and will not permit any of its subsidiaries to, make or commit to make any capital expenditure, except in the ordinary course of business;

     (i) the Company will not, and will not permit any of its subsidiaries to,
(i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under the Convertible Loan Agreement; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for obligations of the wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investment in, any other person, except in the ordinary course of business consistent with past practice and except to wholly owned subsidiaries of the Company or to the Company; (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon, except in the ordinary course of business consistent with past practice;

     (j) except as may be required by law or as contemplated by this Agreement or as required by existing agreements or arrangements, the Company will not, and will not permit any of its subsidiaries to, increase in any manner the compensation or benefits under the Benefit Plans of any director, officer or employee or pay any benefit or compensation not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

     (k) the Company will not, and will not permit any of its subsidiaries to, enter into any material contract, agreement, commitment or transaction, other than in the ordinary course of business consistent with past practice;

     (l) except as may be required as a result of a change in law or in GAAP, the Company will not, and will not permit any of its subsidiaries to, change materially any of the accounting principles or practices used by it;

     (m) the Company will not, and will not permit any of its subsidiaries to, revalue any material assets (including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable) other than in the ordinary course of business consistent with past practice or as required by GAAP;

     (n) the Company will not, and will not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

     (o) the Company will not, and will not permit any of its subsidiaries to, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

     (p) the Company will not, and will not permit any of its subsidiaries to, enter into any agreement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

     (q) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing; and

     (r) the Company will not, and will not permit any of its subsidiaries to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

     SECTION 6.02. Shareholder Meetings; Proxy Materials. Unless Pennsylvania Law does not require a vote of shareholders of the Company for consummation of the Merger, the Company shall cause a meeting of its shareholders (the "Shareholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Shareholder Approval"). Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with the Shareholder Meeting, the Company
(x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (y) will use its reasonable best efforts to obtain the Shareholder Approval and (z) will otherwise comply with all legal requirements applicable to such meeting. If after consummation of the Offer, Parent, Merger Subsidiary or any other subsidiary of Parent shall directly or indirectly beneficially own at least 80% of the outstanding shares of Company

Stock, the parties hereto agree to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of shares of Company Stock pursuant to the Offer without a meeting of shareholders of the Company in accordance with Section 1924(b) Pennsylvania Law.

     SECTION 6.03. Other Offers, etc. (a) From the date hereof until the termination hereof, the Company will not and will cause the subsidiaries not to and will use its reasonable best efforts to cause the officers, directors, employees and other agents and advisors of the Company and its subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) furnish information to or participate in any discussions or negotiations with any person that has made an Acquisition Proposal; provided, however, that nothing contained in this Section 6.03(a) shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person that has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the acceptance for payment of shares of Company Stock pursuant to the Offer shall not have occurred, (B) the Board of Directors of the Company, based on advice of outside legal counsel, determines in good faith that failure to take such action would present a reasonable probability of violating its fiduciary duties under applicable law, and (C) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it intends to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the confidentiality agreement dated April 14, 2000 between Parent and the Company (the "Confidentiality Agreement"). Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company shall notify Parent of any such Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than one business day) after its receipt thereof, and shall thereafter inform Parent on a prompt basis of the status of any discussion or negotiations with such third party and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. The Company will, and will cause its subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination transaction involving the acquisition of all or any portion of the equity interest in, or all or a material portion of the assets of, the Company and its subsidiaries, other than the transactions contemplated by this Agreement.

     (b) The Board of Directors of the Company may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger unless the Board of Directors of the Company, based on advice of its outside legal counsel, determines in good faith that failure to do so would present a reasonable probability of violating its fiduciary duties under Pennsylvania Law; provided, however, the Board of Directors of the Company may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger) an Acquisition Proposal unless (i) the Company has complied with the terms of this Section 6.03, including, without limitation, the requirement in Section 6.03(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the Acquisition Proposal is a Superior Proposal and (iii) it determines in good faith (based on advice of its outside legal counsel) that the failure to do so would present a reasonable probability of violating its fiduciary duties under applicable law. For purposes of this Agreement, "Superior Proposal" means any Acquisition Proposal (A) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Company and its subsidiaries and (B) with respect to which the Board of Directors of the Company (x) determines in good faith that such proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and (y) believes in good faith, based on the advice of its financial advisors, that such proposal would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Offer and the Merger.

     SECTION 6.04. Tax Matters. (a) Neither the Company nor any of its subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for income Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim an income Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its subsidiaries.

     (b) The Company and each of its subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes due with respect to any period ending prior to or as of the Effective Time.

     (c) On or prior to the date on which Merger Subsidiary acquires shares of Company Stock pursuant to the Offer, the Company shall provide to Parent a certificate meeting the requirements of Treas. Reg. ss.1.897-2(h) promulgated under the Code to the effect that the Company is not, nor has it been within 5 years of the date thereof, a "United States real property holding corporation" as defined in Section 897 of the Code.

                                   ARTICLE 7
                              COVENANTS OF PARENT

     SECTION 7.01. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

     SECTION 7.02. Voting of Shares of Company Stock. Parent agrees to vote all shares of Company Stock beneficially owned by it in favor of adoption of this Agreement at the Shareholder Meeting (if any).

     SECTION 7.03. Director and Officer Liability. After the Effective Time, the Parent will cause the Surviving Corporation to indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the 1933 Act, the 1934 Act or state law. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as the insured) with respect to facts or circumstances occurring at or prior to the Effective Time to the extent that such liability insurance can be maintained annually at a cost to Parent not greater than 150% of the current annual premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 150% of the current annual premium of the Company for such insurance. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section
7.03. The rights under this Section 7.03 are in addition to rights that an Indemnified Party may have under the articles of incorporation, bylaws, or other similar organizational documents of the Company or any of its subsidiaries or Pennsylvania Law. The rights under this Section 7.03 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party. Parent agrees to cause the Surviving Corporation and any of its subsidiaries (or their successors) to maintain in effect for a period of six years provisions in its articles of incorporation or bylaws or similar organizational documents providing for indemnification and exculpation of Indemnified Parties, with respect to facts or circumstances occurring at or prior to the Effective Time, to the extent set forth in the Company's articles of incorporation and bylaws as of the date hereof; provided that the foregoing shall not in any way restrict or preclude any sale, liquidation or dissolution of any subsidiary of Parent at any time after the Effective Time.

                                   ARTICLE 8
                      COVENANTS OF PARENT AND THE COMPANY

     SECTION 8.01. Notices of Certain Events. (a) The Company and Parent shall promptly notify each other of:

          (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

     (b) The Company shall promptly notify Parent of:

          (i) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and

          (ii) the occurrence of any event or condition that becomes known to an executive officer of the Company which would reasonably be expected to result in the condition set forth in clause (i)(G) of Annex I hereto not being met.

     (c) Parent shall promptly notify the Company of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Parent or any of its subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 8.02. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer and the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days after the date hereof. The Company and Parent shall furnish, or cause to be furnished, to each other such necessary information and reasonable assistance as the other may request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. The Company and Parent, or its affiliate, will promptly respond to any request for additional information. Each of the Company and Parent will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable.

     SECTION 8.03. Access to Information Concerning Properties and Records. To the extent permitted by applicable law, from the date hereof until the Effective Time, the Company will give to Parent and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its, and its subsidiaries, offices, properties, books and records, and will furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of the Company, as the case may be.

     SECTION 8.04. Cooperation. Without limiting the generality of Section 8.02, Parent and the Company shall cooperate (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 8.05. Public Announcements. So long as this Agreement is in effect, Parent and the Company will consult with each other before issuing any press release or other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, court process or any listing agreement with or rule of any national securities exchange, will not issue any such press release or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

     SECTION 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

     SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

     (a) if required the Company shall have received the approval of the shareholders of the Company with respect to this Agreement;

     (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit or enjoin the consummation of the Merger; and

     (c) Merger Subsidiary shall have acquired shares of Company Stock pursuant to the Offer.

                                   ARTICLE 10
                                  TERMINATION

     SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the shareholders of the Company):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent,

          (i) if the Offer has not been consummated on or before October 31, 2000, provided that the right to terminate this Agreement pursuant to this
     Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

          (ii) if consummation of the Offer or the Merger would violate or be prohibited by any law or regulation or if any injunction, judgment, order or decree of a court of competent jurisdiction enjoining the Company, Parent or Merger Subsidiary from consummating the Offer or the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable;

     (c) by Parent, if prior to the purchase of any shares of Company Stock pursuant to the Offer,

          (i) the Board of Directors of the Company shall have failed to recommend or withdrawn or materially modified in a manner adverse to Parent its adoption or recommendation of the Offer and the Merger or there shall have been a material breach of any of the provisions of Section 6.03;

          (ii) the Company shall have entered into, or announced its intention to enter into, an agreement with respect to a Superior Proposal; or

          (iii) any person or group of persons (other than Parent) shall have acquired a majority of the equity interest in, or all or any material portion of the assets of, the Company and its subsidiaries; or

     (d) by the Company, if prior to purchase of any shares of Company Stock pursuant to the Offer, (i) the Company notifies Parent in writing that it intends to enter into an agreement with respect to a Superior Proposal in accordance with Section 6.03, provided the Company has complied in all material respects with the provisions thereof, including the notice provision therein;
(ii) Parent does not make, within four business days after receipt of the Company's notification pursuant to clause (i), an offer that the Board of Directors of the Company determines, in good faith based on the advice of its financial advisors, is at least as favorable to the Company's shareholders as the Superior Proposal and (iii) prior to or simultaneously with such termination, the Company makes payment to Parent of the amounts payable pursuant to Section 11.04(b)(i).

The party desiring to terminate this Agreement pursuant to clauses (b), (c) or
(d) shall give written notice of such termination to the other party in accordance with Section 11.01.

     SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 10.02 and in Sections 8.04 and 11.04 and in the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful breach by that party of this Agreement.

                                   ARTICLE 11
                                 MISCELLANEOUS

     SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

                  if to Parent or Merger Subsidiary, to:

                           Bertelsmann, Inc.
                           1540 Broadway
                           New York, New York, 10036
                           Fax: 212-782-1103
                          Attention: Robert Sorrentino

                  with a copy to:

                           Bertelsmann AG
                           Carl-Bertelsmann Strasse 270
                           33311 Guetersloh
                           Germany
                           Fax: 011-49-5241-809318
                           Attention: Bettina Wolf

                           and

                           Davis Polk & Wardwell
                           450 Lexington Avenue
                            New York, New York 10017
                           Fax: 212-450-4800
                          Attention: Christopher Mayer

                  if to the Company, to:

                           CDnow, Inc.
                           1005 Virginia Drive
                           Ft. Washington, PA 19034
                           Fax: 215-619-9521
                            Attention: David Capozzi
                  with a copy to:

                           Morgan Lewis Bockius LLP
                           1701 Market Street
                           Philadelphia, PA 19103
                           Fax: 215-963-5299
                         Attention: Peter S. Sartorius

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests or other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on any business day in the place of receipt. Otherwise, any such notice, request or other communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     SECTION 11.02. Entire Agreement; Third Party Beneficiaries; Non- Survival of Representations and Warranties. (a) This Agreement, the Confidentiality Agreement, and the Convertible Loan Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to such subject matter. None of such agreements or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any person other than the parties hereto or thereto any rights or remedies (except that Section 7.03 is intended to confer rights and remedies on the persons specified therein).

     (b) The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the consummation of the Offer.

     SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 11.04. Expenses. (a) Except as otherwise specified in this Section
11.04 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

     (b) The Company agrees to pay to Parent (by wire transfer of immediately available funds) an amount equal to

          (i) $3,000,000 prior to or simultaneously with the termination of this Agreement as a result of the occurrence of any of the events set forth in Section 10.01(c) or Section 10.01(d); and

          (ii) actual and reasonable out-of-pocket expenses incurred by Parent or Merger Subsidiary in connection with this Agreement and the transactions contemplated hereby, promptly upon receipt of reasonable documentation of such expenses, in connection with the termination of this Agreement as a result of the occurrence of any of the following events:

               (A) any of the events set forth in Section 10.01(c) or Section 10.01(d); or

               (B) the condition set forth in clause (i)(D) of Annex I hereto not having been met as a result of a breach by the Company of its representations and warranties set forth in this Agreement;

     SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto except that Parent and Merger Subsidiary may assign their rights hereunder to any of their respective affiliates.

     SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws rules of such state (except that matters expressly governed by Pennsylvania Law shall be governed by such statute).

     SECTION 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the parties in the United States District Court for the Southern

District of New York or any New York state court sitting in the City of New York, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party as provided in Section 11.01 shall be deemed effective service of process upon such party.

     SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 11.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 11.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond in connection therewith and (b) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or any New York state court sitting in the City of New York, in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 11.12. Joint and Several Liability. Parent and Merger Subsidiary hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

     SECTION 11.13. Definitions and Usage. (a) For purposes of this Agreement:

     "affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.

     "material adverse effect" means, with respect to any person, a material adverse effect on the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole; provided, however, that the effects relating to (i) the announcement of the transactions contemplated hereby, or (ii) changes in the industry in which the Company operates which do not disproportionately effect the Company, shall not be deemed to constitute a material adverse effect.

     "person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "subsidiary" means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person.

     (b) A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

     (c) Each of the following terms is defined in the Section set forth opposite such term:

Term                                                                Section
----                                                                -------
1933 Act............................................................4.03
1934 Act............................................................4.03
Acquisition Proposal................................................6.03
Benefit Plans.......................................................4.14
Certificates........................................................2.03
Code................................................................2.03
Company.............................................................preamble
Company 10-Q........................................................4.08
Company Balance Sheet...............................................4.08
Company Balance Sheet Date..........................................4.08
Company Disclosure Documents........................................4.09

Term                                                                Section
----                                                                -------
Company Filings.....................................................4.07
Company Financial Advisor...........................................1.02
Company Proxy Statement.............................................4.09
Company Stock.......................................................1.01
Confidentiality Agreement...........................................6.03
Continuing Directors................................................1.03
Convertible Loan Agreement..........................................4.20
Convertible Notes...................................................4.05
Effective Time......................................................2.01
Environmental Law...................................................4.17
ERISA Affiliate.....................................................4.14
Depositary..........................................................2.03
GAAP................................................................4.08
HSR Act.............................................................4.03
Indemnified Party...................................................7.03
Intellectual Property Rights........................................4.19
Lien................................................................4.04
Market Price........................................................1.01
Merger..............................................................2.01
Merger Consideration................................................2.02
Merger Subsidiary...................................................preamble
Minimum Condition...................................................1.01
Multiemployer Plan..................................................4.14
Offer...............................................................1.01
Offer Documents.....................................................1.01
Option Plans........................................................4.05
Offer Price.........................................................1.01
Parent..............................................................preamble
Pennsylvania Law....................................................1.02
Schedule 14D-9......................................................1.02
SEC.................................................................1.01
Stock Options ......................................................2.04
Shareholder Approval................................................6.02
Shareholder Meeting.................................................6.02
Superior Proposal...................................................6.03
Surviving Corporation...............................................2.01
Tax.................................................................4.13
Tax Return..........................................................4.13
Taxing Authority....................................................4.13
WARN................................................................4.14
Warrants............................................................4.05

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  BERTELSMANN, INC.


                                  By: /s/ Robert J. Sorrentino
                                     --------------------------------------
                                     Title: President and Chief Executive
                                              Officer


                                  CDnow, INC.


                                  By: /s/ Jason Olim
                                     --------------------------------------
                                     Title: President and Chief Executive
                                              Officer


                                  BINC ACQUISITION CORP.


                                  By /s/ Robert J. Sorrentino
                                     --------------------------------------
                                     Title: President

                                                                        ANNEX I


Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any shares of Company Stock, and may, subject to the terms of this Agreement, terminate the Offer, if

     (i) at the expiration of the Offer, (A) the Minimum Condition has not been satisfied, (B) the applicable waiting periods under the HSR Act or other applicable antitrust or competition laws shall not have expired or been terminated, (C) all consents and approvals from any governmental body, agency, official or authority or any other person necessary in order to consummate the Offer and the Merger shall not have been obtained except for such consents and approvals that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company, (D) the representations and warranties of the Company set forth in this Agreement shall not be true and accurate as of the expiration of the Offer as though made on or as of such date (except for those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or (E) the Company shall have failed to perform or comply in all material respects with any of its obligations, agreements or covenants required by this Agreement; or

     (ii) at any time on or after July 19, 2000 and prior to the acceptance for payment of shares of Company Stock, any of the following conditions exist:

     (a) there shall be any law, rule, regulation, judgment, order, injunction or decree enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that prohibits the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement; or

     (b) this Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and may, subject to the terms of this Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion.